Equity Advantage VUL                                                 Exhibit (l)

                                 April 21, 2011

MetLife Investors USA Insurance Company
5 Park Plaza, Suite 1900
Irvine, CA 92614

Gentlemen:

In my capacity as Vice President of MetLife Investors USA Insurance Company (the "Company"), I have provided actuarial advice concerning:

     The preparation of Post-Effective Amendment No. 3 to the registration statement on Form N-6 (File No. 333-147509) filed by MetLife Investors USA Variable Life Account A and the Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to variable life insurance policies (the "Registration Statement"); and

     The preparation of policy forms for the variable life insurance policies described in the Registration Statement (the "Policies").

It is my professional opinion that:

1. The illustrations of death benefits, cash surrender values and cash values shown under "Partial Withdrawal" and in Appendix B of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to prospective purchasers of Policies for male insureds, aged 35 in the underwriting class illustrated, than to prospective purchasers of Policies for insureds of other sexes or ages. Insureds in other underwriting classes may have higher cost of insurance charges.

2. The illustration of net premiums shown under the heading "Charges -- Deductions from Premiums" in the Prospectus contains the net premium amounts allocated to the Policy for a $4,000 premium.

3.   The maximum  surrender  charges shown in the examples of surrender  charges
     under  the  heading   "Charges  --  Surrender   Charges"  are  the  correct
     amounts.

I hereby consent to the filing of this opinion as an Exhibit to this Post-Effective Amendment to the Registration Statement and to the use of my name under the heading "Experts" in the Statement of Additional Information.


                                                      Sincerely,

                                                      /s/ Paul L. LeClair
                                                      Paul L. LeClair, F.S.A.
                                                      Vice President